Exhibit 99.1

Tri-Tech Holding, Inc. Announces Date for Annual Shareholder Meeting

BEIJING, CHINA, September 9, 2014 /PRNewswire-CMV/ -- Tri-Tech Holding Inc. (OTCGM: TRITF) announced today that it has set the date of its Annual Shareholder Meeting at Wednesday, December 10, 2014 at 9:00 a.m. EST. (Beijing Time 10:00 p.m. on Wednesday, December 10, 2014) The annual meeting for the year ended December 31, 2012 was held on May 6, 2013, at 9:00 a.m. Beijing Time (9:00 p.m. EDT, May 5, 2013). The meeting will be open to all shareholders of the Company who held shares as of the record date, September 30, 2014. Shareholders must provide any proposals to be considered at the annual shareholder meeting on or prior to October 1, 2014, Beijing Time.

The meeting will be held at our office on the 10th Floor of Tower B, Baoneng Center, Futong East Road, Chaoyang District, Beijing 100102, People's Republic of China.

About Tri-Tech Holding Inc.

Tri-Tech is an innovative provider of consulting, engineering, procurement, construction and technical services. The Company supports government, state owned entities and commercial clients by providing efficiency oriented solutions focused on treatment of water and waste water, management of water resources and water-efficient irrigation, as well as industrial emission and safety controls. With software copyrights, product patents, and capable employees in China, the U.S. and India, Tri-Tech’s capabilities span the cycle of innovation. Please visit www.tri-tech.cn for more information.

An online investor kit including a company profile, presentations, press releases, current price quotes, stock charts and other valuable information for investors is available at www.tri-tech.cn/ir. To subscribe to future releases via e-mail alert, visit www.tri-tech.cn/ir/info/request.

Forward Looking Statements

No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Tri-Tech 's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Tri-Tech undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

10th F Tower B, Baoneng Center, Futong E Road,Chaoyang District, Beijing 100102, PRC Tel: +86 10 5732 3666 Fax: +86 10 5963 7230 Web: www.tri-tech.cn	1

For more information, please contact us at:

Tri-Tech Holding Inc.

www.tri-tech.cn

IR Department
+86 10 57323666
ir@tri-tech.cn

10th F Tower B, Baoneng Center, Futong E Road,Chaoyang District, Beijing 100102, PRC Tel: +86 10 5732 3666 Fax: +86 10 5963 7230 Web: www.tri-tech.cn	2